EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Strong Second Quarter 2024 Financial Results

Second quarter revenue up ~8% over prior year to record levels for period

Company beats Q2 guidance and raises full year guidance for third time

MIAMI, July 31, 2024 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the second quarter ended June 30, 2024 and provided guidance for the third quarter and full year 2024.

Second Quarter 2024 Highlights

  Generated record second quarter total revenue of $2.4 billion, an 8% increase compared to the same period in 2023 on 4% capacity growth, with GAAP net income of $163.4 million, or EPS of $0.35. Performance was driven by strong revenue growth and continued focus on cost reductions and efficiencies.
  Adjusted EBITDA grew 14% to $587.7 million compared to $514.8 million for the same period of 2023 and above guidance of $555 million. Adjusted EPS grew 33% to $0.40, which compares to $0.30 in the second quarter of 2023, exceeding guidance of $0.32.1
  The Company’s sustained focus on margin enhancement drove another quarter of improvement in operating costs. Gross Cruise Costs per Capacity Day was approximately $315 for the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day was approximately $163 on an as reported and Constant Currency basis, better than guidance, and flat year-over-year when excluding the expected ~$9 impact of the incremental Dry-docks and the related reduction in Capacity Days.
  Occupancy was 105.9% for the quarter, slightly above guidance, and total revenue per Passenger Cruise Day increased approximately 2%, compared to second quarter 2023.
  Gross margin per Capacity Day was up 7% versus 2023 on an as reported and Constant Currency basis. Net Yield growth beat guidance by 200 basis points, increasing over prior year by approximately 6.3% on an as reported and Constant Currency basis due to strong close-in demand and onboard revenue performance.
  Total debt was $13.4 billion. Net Leverage was 5.9x for the 12-months ended June 30, 2024, achieving year-end goal of reducing Net Leverage by ~1.5x from December 31, 2023 6-months early.
  Announced Charting the Course 2026 targets at May 2024 Investor Day, detailing a bold new vision to “Vacation Better. Experience More.” with robust financial targets.
  Released 2023 “Sail and Sustain” report showcasing progress on sustainability initiatives.

________________________
1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook” below for additional information about Adjusted EPS, Adjusted EBITDA and other non-GAAP financial measures.

2024 Outlook

  2024 full year Net Yield guidance on a Constant Currency basis increased 100 basis points from the prior guidance to approximately 8.2% from 7.2%.
  2024 full year Adjusted EBITDA guidance increased $50 million from the prior guidance to approximately $2.35 billion from $2.30 billion.
  2024 Adjusted Net Cruise Costs excluding Fuel per Capacity Day guidance remained unchanged at flat to prior year excluding the impact of Dry-docks.
  Full year Adjusted Net Income guidance increased $60 million from prior guidance to approximately $790 million from $730 million, and Adjusted EPS guidance increased over 8%, or $0.11 to $1.53 from $1.42.
  On track to achieve double-digit Adjusted ROIC by year-end.

“2024 continues to be an exceptional year in terms of our financial performance, as evidenced by our strong second quarter results which exceeded guidance across the board. As we raise our full-year guidance a third time, we expect our Adjusted EPS to grow approximately 120% compared to 2023, driven mainly by our ability to capitalize on the robust market demand and ensuring our guests are vacationing better and experiencing more across our brands,” remarked Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.

“The momentum we are garnering from strong yield growth, disciplined cost management and the initiatives that comprise our Charting the Course strategy further bolsters our confidence in achieving our previously announced 2026 financial and sustainability targets,” continued Sommer.

Business, Operations and Booking Environment Update

The Company continues to experience strong consumer demand as the majority of new bookings are pivoting to 2025 sailings. As a result, the Company remains at the upper range of its optimal booked position on a 12-month forward basis. Occupancy was 105.9% for the second quarter of 2024, slightly above guidance. Full year 2024 Occupancy is expected to average 105.2%, slightly above prior guidance.

In addition, top line growth in the second quarter was also strong. Gross margin per Capacity Day was approximately $124 in the quarter, up 7% versus 2023 on an as reported and Constant Currency basis. Net Yield growth was up approximately 6.3% versus 2023 on an as reported and Constant Currency basis, above guidance by 200 basis points due to strong close-in demand and onboard revenue performance. The Company’s advance ticket sales balance, including the long-term portion, ended the second quarter of 2024 at an all-time record high of $3.9 billion, approximately 11% higher than the same period of 2023.

The Company demonstrated continued progress on its ongoing margin enhancement initiatives to maximize revenue opportunities and right size its cost base. Gross Cruise Costs per Capacity Day was approximately $315 in the second quarter, which was flat versus last year. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in the second quarter of 2024 was approximately $163 on an as reported and Constant Currency basis and was essentially flat year-over-year excluding the expected ~$9 impact from increased Dry-dock days and related costs and better than guidance of $165, as cost savings measures fully offset an increase in variable compensation due to strong performance of the business.

For the full year 2024, the Company increased its Net Yield guidance by 100 basis points from prior guidance to growth of approximately 8.2% from approximately 7.2% on a Constant Currency basis compared to 2023. The increase in guidance is driven by strong demand across all three brands and itineraries.

Full year Adjusted Net Cruise Cost Excluding Fuel per Capacity Day guidance remained unchanged and is expected to be approximately $159, increasing approximately 3.5% in Constant Currency, which includes an approximate 300 basis point impact from Dry-dock days and related costs in the year. Excluding this impact, Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year.

Adjusted Operational EBITDA Margin for the full year 2024 is expected to increase to 34.5% and full year 2024 Adjusted EBITDA guidance increased by $50 million to $2.35 billion. Adjusted EPS guidance was increased by $0.11, or 8%, to approximately $1.53 from approximately $1.42.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce leverage. As of June 30, 2024, the Company had total debt of $13.4 billion and Net Debt of $12.8 billion. Net Leverage improved by approximately 1.5 turns compared to December 31, 2023, ending the second quarter of 2024 at 5.9x and achieving our year-end goal 6 months early. The Company announced at its Investor Day that it plans to reduce its Net Leverage to the mid 4’s by 2026.

During the quarter, as expected, substantially all the holders of the 6% 2024 Exchangeable Notes exchanged their 2024 Exchangeable Notes for shares with any remaining unexchanged notes being repaid in cash at maturity.

At quarter-end, liquidity was $2.7 billion. This consists of approximately $594.1 million of cash and cash equivalents, $1.2 billion of availability under our undrawn Revolving Loan Facility, a $650 million undrawn backstop commitment, and other commitments.

“We enter the second half of 2024 with strong momentum, exceeding our guidance metrics in each quarter of 2024 on the back of strong execution. We continue to see robust demand heading into the back half of the year and are committed to improving efficiencies, reducing costs, and restoring our margins in a strategic and disciplined manner. Given our strong progress to date and current demand expectations, we are raising our 2024 full-year guidance for a third time this year for key metrics resulting in expected Adjusted EPS growth of 120% versus 2023, while keeping our cost guidance for the year unchanged at flat to prior year,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.

Kempa continued, “Additionally, we made significant advances in reducing Net Leverage and de-risking our balance sheet during the first half of 2024. We have already accomplished our year-end goal of reducing Net Leverage by a full turn and a half versus year-end 2023, ending the quarter at 5.9x. We remain confident that our strong liquidity position, ongoing cash generation, and favorable growth prospects will enable us to continue to de-risk our balance sheet further bolstering our path to achieving the 2026 Charting the Course financial targets laid out at our recent Investor Day.”

Second Quarter 2024 Results

GAAP net income was $163.4 million or EPS of $0.35 compared to $86.1 million or EPS of $0.20 in the prior year. The Company reported Adjusted Net Income of $203.7 million or Adjusted EPS of $0.40 in the second quarter of 2024. This compares to Adjusted Net Income and Adjusted EPS of $137.0 million and $0.30, respectively, in the second quarter of 2023. Adjusted EBITDA in the second quarter was approximately $587.7 million, better than guidance of $555 million, and increased 14% compared to 2023, driven primarily by solid revenue performance and Adjusted Net Cruise Cost Excluding Fuel that was essentially flat year-over-year excluding the impact of Dry-docks.

Gross Cruise Costs per Capacity Day was approximately $315 in the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day was approximately $163 on an as reported and Constant Currency basis, which includes approximately $9 related to Dry-docks, and would have been essentially flat year-over-year without these Dry-dock impacts, reflecting the benefits from the Company’s ongoing margin enhancement initiative.

The Company reported fuel expense of $175 million in the quarter. Fuel price per metric ton, net of hedges, increased slightly to $719 from $715 in 2023. Fuel consumption of 243,000 metric tons was slightly better than projections.

Interest expense, net was $178.5 million in 2024 compared to $177.7 million in 2023.

Other income (expense), net was an income of $1.9 million in 2024 compared to an expense of ($8.0) million in 2023. The income and expense primarily relate to net gains and losses on foreign currency.

Outlook and Guidance

In addition to announcing the results for the second quarter 2024, the Company also provided guidance for the third quarter and full year 2024, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2024 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2024 Guidance
	Third Quarter 2024		Full Year 2024
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~6.1% ~$328	~6.4% ~$329	~8.2% ~$290	~8.2% ~$290
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day[1]	~3.3%[5] ~$156	~3.4%[5] ~$156	~3.5% ~$159	~3.5% ~$159
Capacity Days	~6.04 million		~23.47 million
Occupancy	~108.2%		~105.2%
Adjusted EBITDA	~$870 million		~$2.35 billion
Adjusted Net Income	~$475 million		~$790 million
Adjusted EPS[2]	~$0.92		~$1.53
Diluted Weighted-Average Shares Outstanding[3]	~515 million		~515 million
Depreciation and Amortization	~$225 million		~$895 million
Adjusted Interest Expense, net[4]	~$180 million		~$735 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$20 million ~$0.04		~$68 million ~$0.13
Effect of a $1 change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$6 million ~$0.01		~$23 million ~$0.05

______________________
(1) Q3 2024 does not include a significant impact related to Dry-dock days and related costs. Full Year 2024 includes an approximate 300 basis point, or approximately $5, impact of increased Dry-dock days and related costs. Excluding this impact, the Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year, amounting to $155 in 2024 as reported and in Constant Currency.
(2) Based on guidance and using diluted weighted-average shares outstanding of approximately 515 million for the third quarter of 2024 and 515 million for full year 2024. Adjusted EPS for the third quarter 2024 assumes all three of the Company’s outstanding exchangeable notes are dilutive and therefore are included in diluted weighted-average shares outstanding and full year 2024 assumes that all four of the Company’s exchangeable notes are fully dilutive and therefore excludes approximately $15 million and $63 million of interest expense, respectively, associated with the Company’s exchangeable notes.
(3) Q3 2024 assumes all three of the Company’s exchangeable notes are dilutive and therefore are included in diluted weighted-average shares outstanding and full year 2024 assumes all four of the Company’s exchangeable notes are dilutive and therefore are included in diluted weighted-average shares outstanding.
(4) Based on the Company’s June 30, 2024 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $6 million excluding the effects of capitalization of interest.
(5) Q3 2023 Adjusted Net Cruise Costs excluding Fuel was $151 and included $2 of non-recurring benefits. Excluding this impact, the year-over-year growth would be approximately 1.9% on an as reported basis and 2.0% on a constant currency basis.

The following reflects the foreign currency exchange rates the Company used in its third quarter and full year 2024 guidance.

Current Guidance
Euro	$1.07
British pound	$1.26
Australian Dollar	$0.67
Canadian Dollar	$0.73

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2024	Full Year 2024
Fuel consumption in metric tons[1]	235,000	995,000
Fuel price per metric ton, net of hedges[2]	$725	$714
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.03

_____________________
(1) Fuel consumption for the full year 2024 is expected to be split approximately evenly between heavy fuel oil and marine gas oil.
(2) Fuel prices are based on forward curves as of 7/10/2024.

As of June 30, 2024, the Company had hedged approximately 53% and 39% of its total projected metric tons of fuel consumption for the remainder of 2024 and 2025, respectively. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	2024	2025
% of HFO Consumption Hedged[1]	36%	40%
Blended HFO Hedge Price / Metric Ton	$395	$413
% of MGO Consumption Hedged	69%	38%
Blended MGO Hedge Price / Metric Ton	$746	$737
Total % of Consumption Hedged	53%	39%

________________
(1) Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for the second quarter of 2024 were $167 million. Anticipated non-newbuild capital expenditures for full year 2024 are expected to be approximately $575 million including approximately $141 million in the third quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.3 billion, $0.6 billion and $0.8 billion for the full years ending December 31, 2024, 2025 and 2026, respectively. Net newbuild-related capital expenditures for the second quarter of 2024 were approximately $60 million and are expected to be approximately $119 million for the third quarter of 2024.

Company Updates and Other Business Highlights:

Fleet and Brand Updates

  Norwegian Cruise Line recently announced a new homeport in Philadelphia. Voyages departing from the port will visit Bermuda, as well as Canada and New England beginning April 16, 2026. Learn more here.
  Oceania Cruises marked an important milestone with the float out of their new 1,200-guest ship named Allura. The new ship is set to officially debut in Italy on July 18, 2025 and is Oceania’s eighth vessel. Learn more here.
  Regent Seven Seas Cruises® and Global Hotel Alliance (“GHA”) announced the next phase in their landmark partnership, introducing the new Concierge Collection of pre-cruise programs. The new collection includes a range of multi-day land stays for travelers to enjoy at one of GHA’s luxury properties located across six different European cities. Learn more here.
  Oceania Cruises announced the return of its 1,250-guest ship, Marina, after undergoing an extensive refurbishment including all-new Penthouse suites and three new culinary venues. Learn more here.
  Regent Seven Seas Cruises® unveiled its new generation of luxury cruise ships, the new Seven Seas Prestige Class. The first ship in the class, Seven Seas Prestige, will be delivered in 2026 and marks Regent’s first new class of ships in 10 years. Learn more here.

Conference Call

The Company has scheduled a conference call for Wednesday, July 31, 2024 at 10:00 a.m. Eastern Time to discuss second quarter results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 32 ships and approximately 66,500 berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 13 additional ships across its three brands through 2036, which will add approximately 41,000 berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

2024 Exchangeable Notes. On May 8, 2020, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $862.5 million aggregate principal amount of exchangeable senior notes due 2024.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. $1.2 billion senior secured revolving credit facility.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expected fleet additions and cancellations, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program and decarbonization efforts may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine or the Israel-Hamas war, or threats thereof, acts of piracy, and other international events; public health crises, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; any further impairment of our trademarks, trade names or goodwill; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue
Passenger ticket	$1,602,076	$1,478,474	$3,061,890	$2,687,315
Onboard and other	770,416	727,018	1,501,817	1,340,116
Total revenue	2,372,492	2,205,492	4,563,707	4,027,431
Cruise operating expense
Commissions, transportation and other	501,039	506,855	937,249	916,539
Onboard and other	171,707	161,880	303,743	281,577
Payroll and related	330,578	308,220	674,859	612,375
Fuel	174,964	164,242	372,698	359,110
Food	77,046	87,770	161,754	183,736
Other	199,421	154,643	391,875	310,691
Total cruise operating expense	1,454,755	1,383,610	2,842,178	2,664,028
Other operating expense
Marketing, general and administrative	353,771	352,222	716,240	688,235
Depreciation and amortization	222,405	197,115	445,334	391,905
Total other operating expense	576,176	549,337	1,161,574	1,080,140
Operating income	341,561	272,545	559,955	283,263
Non-operating income (expense)
Interest expense, net	(178,472)	(177,692)	(396,649)	(348,949)
Other income (expense), net	1,896	(8,043)	20,033	(16,998)
Total non-operating income (expense)	(176,576)	(185,735)	(376,616)	(365,947)
Net income (loss) before income taxes	164,985	86,810	183,339	(82,684)
Income tax benefit (expense)	(1,549)	(694)	(2,550)	9,479
Net income (loss)	$163,436	$86,116	$180,789	$(73,205)
Weighted-average shares outstanding
Basic	434,807,434	424,178,775	430,805,477	423,421,203
Diluted	513,589,734	461,075,240	468,078,473	423,421,203
Earnings (loss) per share
Basic	$0.38	$0.20	$0.42	$(0.17)
Diluted	$0.35	$0.20	$0.41	$(0.17)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited) (in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$163,436	$86,116	$180,789	$(73,205)
Other comprehensive income (loss):
Shipboard Retirement Plan	94	64	189	128
Cash flow hedges:
Net unrealized gain (loss)	1,157	(4,577)	48,410	(23,052)
Amount realized and reclassified into earnings	(3,150)	2,547	(6,483)	(7,327)
Total other comprehensive income (loss)	(1,899)	(1,966)	42,116	(30,251)
Total comprehensive income (loss)	$161,537	$84,150	$222,905	$(103,456)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)
	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$594,098	$402,415
Accounts receivable, net	209,343	280,271
Inventories	149,931	157,646
Prepaid expenses and other assets	628,970	472,816
Total current assets	1,582,342	1,313,148
Property and equipment, net	16,632,973	16,433,292
Goodwill	135,764	98,134
Trade names	500,525	500,525
Other long-term assets	1,262,229	1,147,891
Total assets	$20,113,833	$19,492,990
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,525,488	$1,744,778
Accounts payable	182,451	174,338
Accrued expenses and other liabilities	1,146,858	1,058,919
Advance ticket sales	3,779,119	3,060,666
Total current liabilities	6,633,916	6,038,701
Long-term debt	11,913,073	12,314,147
Other long-term liabilities	873,711	839,335
Total liabilities	19,420,700	19,192,183
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 439,686,822 shares issued and outstanding at June 30, 2024 and 425,546,570 shares issued and outstanding at December 31, 2023	440	425
Additional paid-in capital	7,878,363	7,708,957
Accumulated other comprehensive income (loss)	(466,322)	(508,438)
Accumulated deficit	(6,719,348)	(6,900,137)
Total shareholders’ equity	693,133	300,807
Total liabilities and shareholders’ equity	$20,113,833	$19,492,990

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)
	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities
Net income (loss)	$180,789	$(73,205)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	488,027	425,288
(Gain) loss on derivatives	(1,129)	9,423
Loss on extinguishment of debt	29,000	2,801
Provision for bad debts and inventory obsolescence	3,198	1,497
Gain on involuntary conversion of assets	(4,462)	(4,583)
Share-based compensation expense	44,932	72,691
Net foreign currency adjustments on euro-denominated debt	(8,587)	1,822
Changes in operating assets and liabilities:
Accounts receivable, net	66,671	106,709
Inventories	7,329	(5,815)
Prepaid expenses and other assets	(124,287)	321,120
Accounts payable	(2,216)	(72,345)
Accrued expenses and other liabilities	56,439	(75,009)
Advance ticket sales	742,360	826,221
Net cash provided by operating activities	1,478,064	1,536,615
Cash flows from investing activities
Additions to property and equipment, net	(599,505)	(974,190)
Cash paid on settlement of derivatives	—	(23,379)
Acquisition, net of cash acquired	(27,322)	—
Other	5,955	5,367
Net cash used in investing activities	(620,872)	(992,202)
Cash flows from financing activities
Repayments of long-term debt	(778,109)	(2,500,777)
Proceeds from long-term debt	261,734	2,038,187
Proceeds from employee related plans	—	2,618
Net share settlement of restricted share units	(22,039)	(25,223)
Early redemption premium	(19,163)	—
Deferred financing fees	(107,932)	(107,070)
Net cash used in financing activities	(665,509)	(592,265)
Net increase (decrease) in cash and cash equivalents	191,683	(47,852)
Cash and cash equivalents at beginning of the period	402,415	946,987
Cash and cash equivalents at end of the period	$594,098	$899,135

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)
The following table sets forth selected statistical information:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Passengers carried	711,918	693,085	1,448,477	1,326,995
Passenger Cruise Days	6,077,574	5,781,750	12,189,944	11,278,856
Capacity Days	5,736,385	5,513,288	11,577,400	10,928,835
Occupancy Percentage	105.9%	104.9%	105.3%	103.2%

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)
Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):
	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2024			2024
		Constant Currency			Constant Currency
	2024	compared to 2023	2023	2024	compared to 2023	2023
Total revenue	$2,372,492	$2,372,616	$2,205,492	$4,563,707	$4,559,249	$4,027,431
Less:
Total cruise operating expense	1,454,755	1,454,748	1,383,610	2,842,178	2,838,684	2,664,028
Ship depreciation	206,351	206,351	183,499	414,445	414,445	365,068
Gross margin	711,386	711,517	638,383	1,307,084	1,306,120	998,335
Ship depreciation	206,351	206,351	183,499	414,445	414,445	365,068
Payroll and related	330,578	330,554	308,220	674,859	674,787	612,375
Fuel	174,964	174,955	164,242	372,698	372,665	359,110
Food	77,046	77,133	87,770	161,754	161,716	183,736
Other	199,421	199,227	154,643	391,875	389,814	310,691
Adjusted Gross Margin	$1,699,746	$1,699,737	$1,536,757	$3,322,715	$3,319,547	$2,829,315

Passenger Cruise Days	6,077,574	6,077,574	5,781,750	12,189,944	12,189,944	11,278,856
Capacity Days	5,736,385	5,736,385	5,513,288	11,577,400	11,577,400	10,928,835

Total revenue per Passenger Cruise Day	$390.37	$390.39	$381.46	$374.38	$374.02	$357.08
Gross margin per Passenger Cruise Day	$117.05	$117.07	$110.41	$107.23	$107.15	$88.51
Net Per Diem	$279.68	$279.67	$265.79	$272.58	$272.32	$250.85

Gross margin per Capacity Day	$124.01	$124.04	$115.79	$112.90	$112.82	$91.35
Net Yield	$296.31	$296.31	$278.74	$287.00	$286.73	$258.89

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2024			2024
		Constant Currency			Constant Currency
	2024	compared to 2023	2023	2024	compared to 2023	2023
Total cruise operating expense	$1,454,755	$1,454,748	$1,383,610	$2,842,178	$2,838,684	$2,664,028
Marketing, general and administrative expense	353,771	353,774	352,222	716,240	716,190	688,235
Gross Cruise Cost	1,808,526	1,808,522	1,735,832	3,558,418	3,554,874	3,352,263
Less:
Commissions, transportation and other expense	501,039	501,172	506,855	937,249	935,959	916,539
Onboard and other expense	171,707	171,707	161,880	303,743	303,743	281,577
Net Cruise Cost	1,135,780	1,135,643	1,067,097	2,317,426	2,315,172	2,154,147
Less: Fuel expense	174,964	174,955	164,242	372,698	372,665	359,110
Net Cruise Cost Excluding Fuel	960,816	960,688	902,855	1,944,728	1,942,507	1,795,037
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	718	718	578	1,437	1,437	1,156
Non-cash share-based compensation (2)	22,984	22,984	44,536	44,932	44,932	72,691
Adjusted Net Cruise Cost Excluding Fuel	$937,114	$936,986	$857,741	$1,898,359	$1,896,138	$1,721,190

Capacity Days	5,736,385	5,736,385	5,513,288	11,577,400	11,577,400	10,928,835

Gross Cruise Cost per Capacity Day	$315.27	$315.27	$314.85	$307.36	$307.05	$306.74
Net Cruise Cost per Capacity Day	$198.00	$197.97	$193.55	$200.17	$199.97	$197.11
Net Cruise Cost Excluding Fuel per Capacity Day	$167.50	$167.47	$163.76	$167.98	$167.78	$164.25
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$163.36	$163.34	$155.58	$163.97	$163.78	$157.49

___________________
(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)
Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$163,436	$86,116	$180,789	$(73,205)
Effect of dilutive securities - exchangeable notes	16,017	4,603	9,225	—
Net income (loss) and assumed conversion of exchangeable notes	179,453	90,719	190,014	(73,205)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,232	1,010	2,465	2,020
Non-cash share-based compensation (2)	22,984	44,536	44,932	72,691
Extinguishment and modification of debt (3)	—	719	29,000	3,153
Adjusted Net Income	$203,669	$136,984	$266,411	$4,659
Diluted weighted-average shares outstanding - Net income (loss) and Adjusted Net Income	513,589,734	461,075,240	468,078,473	423,421,203
Diluted EPS	$0.35	$0.20	$0.41	$(0.17)
Adjusted EPS	$0.40	$0.30	$0.57	$0.01

______________________
(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishment of debt and modification of debt are included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)
EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$163,436	$86,116	$180,789	$(73,205)
Interest expense, net	178,472	177,692	396,649	348,949
Income tax (benefit) expense	1,549	694	2,550	(9,479)
Depreciation and amortization expense	222,405	197,115	445,334	391,905
EBITDA	565,862	461,617	1,025,322	658,170
Other (income) expense, net (1)	(1,896)	8,043	(20,033)	16,998
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	718	578	1,437	1,156
Non-cash share-based compensation (3)	22,984	44,536	44,932	72,691
Adjusted EBITDA	$587,668	$514,774	$1,051,658	$749,015

___________________
(1) Primarily consists of gains and losses, net for foreign currency remeasurements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)
Net Debt and Net Leverage were calculated as follows (in thousands):
	June 30,	December 31,
	2024	2023
Long-term debt	$11,913,073	$12,314,147
Current portion of long-term debt	1,525,488	1,744,778
Total Debt	13,438,561	14,058,925
Less: Cash and cash equivalents	594,098	402,415
Net Debt	$12,844,463	$13,656,510

Adjusted EBITDA	$2,163,374	1,860,731

Net Leverage	5.9x	7.3x